THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIMMONS BEDDING COMPANY

Simmons Bedding Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.           The name of the Corporation is Simmons Bedding Company.  The date of filing of its original Certificate of Incorporation with the Secretary of State was February 15, 1996, under the name Simmons Holdings, Inc.  The Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation on March 14, 2005.

2.           This Third Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the Corporation and by written consent of the sole stockholder in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware  (the “DGCL”) and written notice of the adoption of this Third Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the DGCL to every stockholder entitled to such notice.

3.  The text of the Amended and Restated Certificate of Incorporation is hereby restated and amended in its entirety as follows:

FIRST:  The name of the Corporation is Simmons Bedding Company

SECOND:  The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of Newcastle.  The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000, all of which shares shall be Common Stock having a par value of $0.01 per share.

FIFTH:  The number of directors constituting the entire Board of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board of Directors, but shall consist of not more than ten nor less than three directors, one of whom may be selected by the Board of Directors to be its Chairman.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.  At each meeting of the Corporation’s board of directors (or committee thereof) at which a quorum is present, each director shall be entitled to one vote on each matter to be voted on at such meeting.

Effective upon the filing of this Third Amended and Restated Certificate of Incorporation, the directors shall be divided into three classes, as nearly equal in number as possible.  The term of office of the first class of directors shall expire at the annual meeting of the stockholders to be held in 2009, the term of office of the second class shall expire at the annual meeting of stockholders to be held in 2010, and the term of office of the third class shall expire at the annual meeting of stockholders to be held in 2011.  Members of each class shall hold office until their successors are elected and qualified.  At each succeeding annual meeting of the stockholders of the Corporation commencing with the 2009 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  The Board of Directors is authorized to assign members of the Board of Directors already in office to the three classes of directors.

Vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from an increase in the authorized number of directors, may be filled, unless the Board of Directors otherwise determines, only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by the sole remaining director, and not by the stockholders; provided, however, that if the Collateral Agent (as such term is defined in that certain Pledge and Security Agreement, dated as of December 19, 2003, by and among each of the grantors party thereto and Deutsche Bank AG, New York Branch as collateral agent (as has been or may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”)) exercises all or any portion of its rights and remedies under the Pledge Agreement with respect to the Pledged Equity Interests (as defined in the Pledge Agreement), then vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.  Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.  No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding Common Stock; provided, however that if the Collateral Agent exercises all or any portion of its rights and remedies under the Pledge Agreement with respect to the Pledged Equity Interests, then any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors (including the Collateral Agent pursuant to Section 4.4.1(c)(2) of the Pledge Agreement).

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to approval by the Board of Directors, the affirmative vote of the holders of a majority of the voting power of the then outstanding Common Stock shall be required to amend, repeal or adopt any provision inconsistent with this Article Fifth.

SIXTH:  To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a person who is or was a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director.  The Corporation shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

Any indemnification under this Article Sixth (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

Expenses (including attorneys’ fees) incurred by a director, officer, employee or agent of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified by the Corporation as authorized in this Article Sixth.

The indemnification and advancement of expenses provided by this Article Sixth shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation.  The provisions of this Article Sixth shall be deemed to be a vested contract right between the Corporation and each director, officer, employee or agent who serves or served in any such capacity at any time while this Article Sixth and the relevant provisions of the DGCL or other applicable law are in effect.  Such contract right shall vest for each director, officer, employee and agent at the time such person is elected, appointed or contracted to such position, and no repeal or modification of this Article Sixth or any such law shall affect any such vested rights or obligations of any current or former director, officer, employee or agent with respect to any state of facts or proceeding regardless of when occurring.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Sixth.

If this Article Sixth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article Sixth to the full extent permitted by any applicable portion of this Article Sixth that shall not have been invalidated and to the full extent permitted by applicable law.

Neither any amendment nor repeal of this Article Sixth, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Sixth, would accrue or arise with respect to any matter occurring or arising from the period prior to such amendment, repeal or adoption of an inconsistent provision.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Sixth shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered to adopt, make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; provided, however, that the By-laws adopted by the board of directors under the powers hereby conferred may be amended or repealed by the board of directors or by the stockholders, upon prior approval of the board of directors, having voting power with respect thereto, provided further that in the case of amendments by stockholders, the affirmative vote of the holders of a majority of the voting power of the then outstanding Common Stock shall be required to alter, amend or repeal any provision of the By-laws.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to approval by the board of directors, the affirmative vote of a majority of the voting power of the then outstanding Common Stock shall be required to amend, repeal or adopt any provision inconsistent with the preceding sentence of this Article Seventh.

EIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:  The Corporation is to have perpetual existence.

TENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the Corporation.

ELEVENTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

TWELFTH:  To the maximum extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation.  No amendment or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability or any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

IN WITNESS WHEREOF, said Simmons Bedding Company has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President as of the 18th day of August, 2009.

SIMMONS BEDDING COMPANY

By:  /s/ Stephen G. Fendrich
Name:  Stephen G. Fendrich
Title:  President